Exhibit 99.1

NEWS
For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR ESTIMATES IMPACT OF MESA’S BANKRUPTCY ON THIRD QUARTER RESULTS

WOOD DALE, ILLINOIS, February 9, 2010 — AAR CORP. (NYSE: AIR), today commented that results for the third quarter ending February 28, 2010, will be unfavorably impacted by approximately $0.10 diluted earnings per share as a result of Mesa Air Group, Inc’s (Mesa) January 5, 2010 Chapter 11 filing under the United States Bankruptcy Code. The impact mostly reflects the Company’s estimated loss on pre-petition trade accounts receivables and the reduction in the carrying value of other contract related assets.

Sales to Mesa prior to the reorganization filing approximated $70 million per year. Based upon the Company’s current understanding of Mesa’s requirements, the Company expects annual sales to Mesa to now approximate $45 million.

Commenting on the outlook for the third quarter, David P. Storch, Chairman and Chief Executive Officer of AAR CORP. said,” We have not yet seen the uptick in sales to commercial customers in January that we had expected. However, our defense business remains strong and after excluding the unfavorable impact of Mesa, we expect to achieve modest sequential earnings per share improvement in our Fiscal 2010 third quarter results. We also expect continued strong cash flow from operations in our third quarter.”

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.